Exhibit 99.1

Frontdoor Announces Second-Quarter 2025 Financial Results

Revenue Increased 14% to $617 Million;

Gross Profit Margin Increased 130 Basis Points to 58%;

Net Income Increased 21% to $111 Million;

Adjusted EBITDA(1) Increased 26% to $199 Million;

Repurchased $150 Million of Shares YTD Through July 2025;

Increasing Full Year Revenue, Gross Profit Margin and Adjusted EBITDA Guidance

MEMPHIS, TENN. — August 5, 2025 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties, today announced its second-quarter 2025 results.

Financial Results
	Three Months Ended
	June 30,
(In millions except as noted)	2025	2024	Change
Revenue	$617	$542	14%
Gross Profit	356	306	16%
Net Income	111	92	21%
Diluted Earnings per Share	1.48	1.18	26%
Adjusted Net Income(1)	122	100	22%
Adjusted Diluted Earnings per Share(1)	1.63	1.27	28%
Adjusted EBITDA(1)	199	158	26%
Home Warranties (number in millions)	2.09	1.95	7%

Second-Quarter 2025 Summary

•
Revenue increased 14% to $617 million; comprised of a 2% increase from price and a 12% increase from higher volume primarily driven by the 2-10 acquisition
•
Gross profit margin increased 130 basis points to a second-quarter record of 58%
•
Net Income and Diluted Earnings Per Share increased 21% to $111 million and 26% to $1.48, respectively
•
Adjusted EBITDA(1) increased 26% to $199 million
•
Share repurchases totaled $150 million YTD through July 2025

Updated Full-Year 2025 Outlook

•
Increasing revenue range to $2.055 billion to $2.075 billion
•
Increasing gross profit margin range to 55% to 56%
•
Increasing Adjusted EBITDA(2) range to $530 million to $550 million

“Frontdoor continues to perform exceptionally well, and we delivered another quarter of outstanding financial performance," said Chairman and Chief Executive Officer Bill Cobb. “We organically grew Direct-to-Consumer member count 9%, we are successfully scaling non-warranty revenue and the 2-10 integration is ahead of schedule. In short, we are delivering on our strategic objectives and continue to position the business for future success."

"We generated nearly $200 million in Adjusted EBITDA in the second quarter of 2025, underpinned by excellent operational execution supporting our margin structure," said Chief Financial Officer Jessica Ross. “With strong first half results combined with increasing confidence in the second half, we are raising our full-year outlook and returning record amounts of cash to shareholders through share repurchases."

Second-Quarter 2025 Results

Revenue by Customer Channel
	Three Months Ended
	June 30,
(In millions)	2025	2024	Change
Renewals	$461	$421	9%
Real estate (First-Year)	44	36	21%
Direct-to-consumer (First-Year)	56	50	12%
Other	56	35	63%
Total	$617	$542	14%

Revenue increased 14% to $617 million and was comprised of a 2% increase from price and a 12% increase from higher volume, primarily driven by the 2-10 acquisition.

•
Renewal revenue increased 9% due to the impact of the 2-10 acquisition and higher price realization, partially offset by lower volume;
•
Real estate revenue increased 21% due to the impact of the 2-10 acquisition;
•
Direct-to-consumer revenue increased 12% due to the impact of the 2-10 acquisition and higher volume, partially offset by lower price from our discounting strategy to drive new home warranty member growth; and
•
Other revenue increased 63% due to the growth of the New HVAC and Moen Programs and the addition of New Home Structural Warranty revenue.

Period-over-Period Net Income and Adjusted EBITDA(1) Bridge

(In millions)	Net Income	Adjusted EBITDA
Three Months Ended June 30, 2024	$92	$158
Impact of change in revenue	51	51
Contract claims costs	(1)	(1)
Sales and marketing costs	3	3
Customer service costs	(2)	(2)
Stock-based compensation expense	(2)	—
Acquisition-related costs	4	—
Other general and administrative costs	(9)	(9)
Depreciation and amortization expense	(12)	—
Restructuring charges	1	—
Interest expense	(10)	—
Interest and net investment income	(1)	—
Provision for income taxes	(4)	—
Three Months Ended June 30, 2025	$111	$199

Second-quarter 2025 Net Income increased 21% to $111 million and second-quarter 2025 Adjusted EBITDA(1) increased 26% to $199 million. The table above shows the change versus the prior-year period, and includes:

•
$51 million from higher revenue conversion(3).
•
$1 million of higher contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The increase in contract claims costs primarily reflects:
o
Low-single-digit cost inflation across our contractor network, replacement parts and equipment;
o
A lower number of service requests per customer, primarily driven by $5 million of favorable weather; and
o
Favorable claims cost development of $4 million, compared to a $5 million favorable claims cost development in the second quarter of 2024.
•
$3 million of lower sales & marketing costs, primarily due to timing.
•
Changes in customer service costs, acquisition-related costs, other general and administrative costs, depreciation and amortization expense, and interest expense are primarily due to the 2-10 acquisition.

Cash Flow

	Six Months Ended
	June 30,
(In millions)	2025	2024
Net cash provided from (used for):
Operating activities	$251	$187
Investing activities	42	(22)
Financing activities	(153)	(71)
Cash increase during the period	$141	$93

Net cash provided from operating activities was $251 million for the six months ended June 30, 2025 and was primarily comprised of $208 million in earnings adjusted for non-cash charges and $48 million of cash provided from working capital and long-term insurance related accounts, partially offset by $5 million in payments for restructuring charges.

Net cash provided from investing activities was $42 million for the six months ended June 30, 2025 and was primarily comprised of the sales and maturities of available-for-sale securities, partially offset by capital expenditures related to technology projects.

Net cash used for financing activities was $153 million for the six months ended June 30, 2025 and was primarily comprised of $134 million of share repurchases (excluding taxes and fees) and $14 million of scheduled debt payments.

Free Cash Flow(1) increased 44% to $237 million for the six months ended June 30, 2025.

Cash as of June 30, 2025 was $562 million and was comprised of $185 million of restricted net assets and $377 million of Unrestricted Cash.

Capital Allocation Update

•
Increasing target for 2025 share repurchases to approximately $250 million.

Third-Quarter 2025 Outlook

•
Revenue of approximately $605 million to $615 million.
•
Adjusted EBITDA(2) of approximately $180 million to $190 million.

Updated Full-Year 2025 Outlook

•
Increasing revenue range to $2.055 billion to $2.075 billion. Key assumptions:
o
2-4% increase in realized price.
o
9-10% increase in volume.
o
Approximately 10% increase in renewal channel revenue.
o
Low single-digit increase in direct-to-consumer channel revenue.
o
High single-digit increase in real estate channel revenue.
o
Other revenue of $180 million to $190 million, an approximately $70 million increase versus the prior year. This is primarily driven by the addition of New Home Structural Warranty revenue, and increases in our New HVAC and Moen programs.
o
Home warranty member count to decline 1-3% in 2025.
•
Increasing gross profit margin range to 55% to 56%.
•
SG&A range narrowed to $660 million to $670 million.
•
Increasing Adjusted EBITDA(2) range to $530 million to $550 million.
•
Capital expenditures lowered to approximately $35 million.
•
Annual effective tax rate lowered to approximately 24%.

Second-Quarter 2025 Earnings Conference Call

Frontdoor has scheduled a conference call today, August 5, 2025, at 7:30 a.m. Central time (8:30 a.m. Eastern time). During the call, Bill Cobb, Chairman and Chief Executive Officer, and Jessica Ross, Chief Financial Officer, will discuss the company’s operational performance and financial results for second-quarter 2025 and respond to questions from the investment community. Participants can register for the conference call by clicking https://www.webcaster4.com/Webcast/Page/3067/52693. Once completed, each participant will receive access details via email. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the presentation, visit https://investors.frontdoorhome.com .

The call will be available for replay for approximately 60 days. To access the replay of this call, please call 877-481-4010 and enter conference passcode 52693 (international participants: 919-882-2331, conference passcode 52693). To view a replay of the webcast, visit the company’s https://investors.frontdoorhome.com .

About Frontdoor, Inc.

Frontdoor is the industry leader in home warranties and new home structural warranties, and a leading provider of on-demand home repair and maintenance services. As the parent company of two leading brands – American Home Shield and 2-10 Home Buyers Warranty – totaling more than two million members – we bring over 50 years of experience in the home warranty category, a cultivated national network of independent service contractors, and a reputation for delivering quality service and product innovation. American Home Shield, the leader in home warranties, gives homeowners peace of mind, budget protection and convenience, covering up to 29 home systems and appliances from costly and unexpected breakdowns. 2-10 Home Buyers Warranty is the leader in new home structural warranties, providing home builders with coverage for structural failures. These two brands, together with Frontdoor’s cutting-edge non-warranty services, provide an unbeatable combination that meets the full suite of homeowner repair and maintenance needs. For more information about Frontdoor, Inc., please visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: changes in macroeconomic conditions, including inflation, tariffs and global supply chain challenges and changing interest rates, especially as they may affect existing or new home sales, consumer confidence, labor availability or our costs; our ability to successfully implement our business strategies; the ability of our marketing efforts to be successful and cost-effective; our dependence on our first-year direct-to-consumer and real estate acquisition channels and our renewal channel; changes in the source and intensity of competition in our market, including risks related to the development, deployment, and use of artificial intelligence in our business and industry; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; increases in parts, appliance and home system prices, and other operating costs; changes in U.S. tariffs or import/export regulations; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; compliance with, or violation of, laws and regulations, including consumer protection laws, or lawsuits or other claims by third parties, increasing our legal and regulatory expenses; weather, including adverse conditions, Acts of God and seasonality, along with related regulations; our ability to underwrite risks accurately and to charge adequate prices to builder members, as well as our ability to effectively re-insure a large portion of those risks; the availability of reinsurance to manage a substantial portion of our potential loss exposure for our new home structural warranty business; evolving corporate governance and disclosure regulations and expectations; our ability to protect our intellectual property and other material proprietary rights; negative reputational and financial impacts resulting from acquisitions or strategic transactions; a requirement to recognize impairment charges; third-party use of our trademarks as search engine keywords to direct our potential customers to their own websites; inappropriate use of social media by us or other parties to harm our reputation; special risks applicable to operations outside the United States by us or our business process outsource providers; risks related to our acquisition of 2-10 Home Buyers Warranty (the “2-10 HBW Acquisition”), including the risk that the 2-10 HBW Acquisition may not achieve its intended results; any liabilities, losses, or other exposures for which we do not have adequate insurance coverage, indemnification, or other protection; increase in our indebtedness as a result of financing the 2-10 HBW Acquisition; a return on investment in our common stock is dependent on appreciation in the price; inclusion in our certificate of incorporation a forum selection clause that could discourage an acquisition of our company or litigation against us and our directors and officers; the effects of our significant indebtedness, our ability to incur additional debt and the limitations contained in the agreements governing such indebtedness; increases in interest rates increasing the cost of servicing our indebtedness and counterparty credit risk due to instruments designed to minimize exposure to market risks; increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us or our credit facilities; and our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2024 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define "Adjusted EBITDA" as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; acquisition-related costs; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring and acquisition initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2024 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2025 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home

Warranty®, Streem®, 2-10 HBW®, and related logos and designs. All other trademarks used herein are the property of their respective owners.

For further information, contact:

Investor Relations:	Media:
Matt Davis	Tom Collins
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)
See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.
(2)
A reconciliation of the forward-looking Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.
(3)
Revenue conversion includes the impact of the change in the number of home warranties as well as the impact of year-over-year price changes. The impact of the change in the number of home warranties considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.
(4)
Contract claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home warranties in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home warranties is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue	$617	$542	$1,043	$920
Cost of services rendered	261	237	452	420
Gross Profit	356	306	591	500
Selling and administrative expenses	172	167	323	302
Depreciation and amortization expense	21	9	44	18
Restructuring charges	—	1	—	1
Interest expense	20	10	39	20
Interest and net investment income	(4)	(5)	(10)	(10)
Income before Income Taxes	146	124	194	169
Provision for income taxes	36	32	46	43
Net Income	$111	$92	$148	$126

Other Comprehensive Loss, Net of Income Taxes:
Unrealized loss on derivative instruments, net of income taxes	(5)	(1)	(12)	—
Total Other Comprehensive Loss, Net of Income Taxes	(5)	(1)	(12)	—
Comprehensive Income	$106	$91	$136	$126

Earnings per Share:
Basic	$1.51	$1.18	$2.00	$1.61
Diluted	$1.48	$1.18	$1.96	$1.60

Weighted-average Common Shares Outstanding:
Basic	73.5	77.7	74.1	78.0
Diluted	74.7	78.1	75.3	78.5

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	June 30,	December 31,
	2025	2024
Assets:
Current Assets:
Cash and cash equivalents	$562	$421
Marketable securities	—	15
Receivables, less allowance of $4 and $4, respectively	10	10
Prepaid expenses and other current assets	37	42
Contract assets	11	—
Total Current Assets	620	488
Other Assets:
Property and equipment, net	68	73
Goodwill	972	967
Intangible assets, net	412	448
Operating lease right-of-use assets	7	8
Long-term marketable securities	—	38
Deferred reinsurance	68	65
Reinsurance recoverables	9	9
Deferred customer acquisition costs	12	11
Other assets	3	2
Total Assets	$2,172	$2,107
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$106	$71
Accrued liabilities:
Payroll and related expenses	33	44
Home warranty claims	91	74
Other	54	28
Deferred revenue	104	123
Current portion of long-term debt	29	29
Total Current Liabilities	416	369
Long-Term Debt	1,157	1,170
Other Long-Term Liabilities:
Deferred tax liabilities, net	38	49
Operating lease liabilities	19	20
Unearned insurance premium	238	233
Unpaid losses and loss adjustment reserves	13	12
Long-term deferred revenue	20	12
Other long-term liabilities	18	4
Total Other Long-Term Liabilities	346	329
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 88,086,073 shares issued and 73,111,103 shares outstanding as of June 30, 2025 and 87,434,468 shares issued and 75,314,243 shares outstanding as of December 31, 2024	1	1
Additional paid-in capital	167	152
Retained earnings	678	530
Accumulated other comprehensive loss	(13)	—
Less treasury stock, at cost; 14,974,970 shares as of June 30, 2025 and 12,120,225 shares as of December 31, 2024	(580)	(444)
Total Shareholders' Equity	254	239
Total Liabilities and Shareholders' Equity	$2,172	$2,107

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2025	2024
Cash and Cash Equivalents at Beginning of Period	$421	$325
Cash Flows from Operating Activities:
Net Income	148	126
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	44	18
Deferred income tax benefit	(4)	—
Stock-based compensation expense	17	15
Restructuring charges	—	1
Payments for restructuring charges	(5)	(3)
Other	3	1
Changes in:
Receivables	(1)	(1)
Prepaid expenses and other current assets	(10)	(4)
Deferred reinsurance	(2)	—
Deferred policy acquisition costs	(1)	—
Deferred customer acquisition costs	(1)	—
Accounts payable	35	30
Deferred revenue	(11)	(7)
Accrued liabilities	11	(2)
Unpaid losses and loss adjustment reserves	1	—
Deferred insurance premiums	6	—
Current income taxes	22	13
Net Cash Provided from Operating Activities	251	187
Cash Flows from Investing Activities:
Purchases of property and equipment	(14)	(22)
Business acquisitions, net of cash acquired	3	—
Purchases of available-for-sale securities	(6)	—
Sales and maturities of available-for-sale securities	60	—
Net Cash Provided from (Used for) Investing Activities	42	(22)
Cash Flows from Financing Activities:
Repayments of debt	(14)	(8)
Repurchases of common stock	(135)	(58)
Other financing activities	(3)	(4)
Net Cash Used for Financing Activities	(153)	(71)
Cash Increase During the Period	141	93
Cash and Cash Equivalents at End of Period	$562	$419

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of Net Income to Adjusted Net Income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2025	2024	2024	2023
Net Income	$111	$92	$148	$126
Amortization expense	12	1	25	1
Acquisitions-related Costs	2	6	4	6
Restructuring Charges	(0)	1	0	1
Tax Impact of Adjustments	(3)	—	(7)	(1)
Adjusted Net Income	$122	$100	$171	$134
Adjusted Earnings per Share:
Basic	$1.66	$1.28	$2.31	$1.72
Diluted	$1.63	$1.27	$2.27	$1.71
Weighted-average Common Shares outstanding:
Basic	73.5	77.7	74.1	78.0
Diluted	74.7	78.1	75.4	78.5

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Six Months Ended
	June 30,
(In millions)	2025	2024
Net cash provided from operating activities	$251	$187
Property additions	(14)	(22)
Free Cash Flow	$237	$164

The following table presents reconciliations of Net Income to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2025	2024	2025	2024
Net Income	$111	$92	$148	$126
Depreciation and amortization expense	21	9	44	18
Restructuring charges	—	1	—	1
Acquistion-related costs	2	6	4	6
Provision for income taxes	36	32	46	43
Non-cash stock-based compensation expense	9	8	17	15
Interest expense	20	10	39	20
Other	1	—	1	—
Adjusted EBITDA	$199	$158	$300	$229

Key Business Metrics

	As of June 30,
	2025	2024
Number of home warranties (in millions)	2.09	1.95
Renewals	1.58	1.50
First-Year Direct-To-Consumer	0.31	0.26
First-Year Real Estate	0.20	0.18
Increase (Reduction) in number of home warranties(1)	7%	(6)%
Customer retention rate(1)	79.7%	76.6%

(1)
Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies. As of June 30, 2025, excluding the 2-10 home warranties acquired on December 19, 2024, the reduction in home warranties was two percent, and the customer retention rate was 78.3 percent.